ARC Reports Fifth Consecutive Quarter of Growth in Sales and EPS

SAN RAMON, CA – (August 3, 2022) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the second quarter ended June 30, 2022.

Financial Highlights:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(All dollar amounts in millions, except EPS)	2022	2021	2022	2021
Net sales	$74.6	$68.8	$144.1	$130.5
Gross margin	34.2%	33.1%	33.3%	31.9%
Net income attributable to ARC	$3.3	$2.6	$5.2	$3.4
Adjusted net income attributable to ARC	$3.7	$2.6	$5.7	$3.6
Earnings per share - Diluted	$0.08	$0.06	$0.12	$0.08
Adjusted earnings per share - Diluted	$0.08	$0.06	$0.13	$0.08
Cash provided by operating activities	$8.6	$11.5	$11.5	$16.9
EBITDA	$10.9	$10.7	$19.5	$19.1
Adjusted EBITDA	$11.3	$11.1	$20.4	$19.9
Capital expenditures	$1.4	$1.0	$2.7	$1.6
Debt & finance leases (including current)			$72.1	$83.6

Management Commentary:
“The second quarter was our fifth consecutive quarter of year-over-year growth in both revenue and earnings,” said Suri Suriyakumar, Chairman and CEO of ARC. “We are also on track to deliver EPS of more than 25 cents in 2022. This is the best earnings performance we will have produced since 2016 when our revenues were well over $400 million dollars.”

“Our ability to leverage strong sales not only helped produce the impressive gross margins, operating income, and EPS we reported today, but it also helped minimize the worst effects of inflation,” said Jorge Avalos, Chief Financial Officer. “Going forward, we think quarterly sales of $70 million dollars or more are within our reach for the balance of the year, which should produce continuing strength in margins, earnings and EBITDA.”

Management also reiterated their commitment to continue returning shareholder value via the company’s five-cent quarterly cash dividend, as well as opportunistic purchasing of ARC stock in the open market.

2022 Second Quarter Supplemental Information:
Net sales were $74.6 million, a 8.4% increase compared to the second quarter of 2021.
Cash & cash equivalents on the consolidated balance sheet in the second quarter 2022 were $44.6 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on August 31, 2022 with a record date of July 29, 2022.
Days sales outstanding were 54 in Q2 2022 and 50 in Q2 2021.
The number of MPS locations remained relatively flat year-over-year at approximately 10,800.

Net Revenue

In millions	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
Total net revenue	$74.6	$69.5	$272.2	$69.2	$72.4	$68.8
For the second quarter 2022, net sales increased 8.4%, compared to the same period in 2021, primarily due to the expansion of industries we serve and selling more of our services to existing customers. The increase in economic activity in 2022 as compared to 2021 has also contributed to the sales growth.
Revenue by Business Lines

In millions	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
Digital Printing	$46.2	$41.9	$166.7	$41.3	$44.9	$43.1
MPS	$19.2	$18.7	$72.4	$18.6	$18.5	$18.0
Scanning and Digital Imaging	$4.3	$4.2	$14.5	$4.1	$4.1	$3.3
Equipment and supplies	$4.8	$4.7	$18.6	$5.3	$5.0	$4.4
For the second quarter 2022, Digital Printing sales increased 7.1% compared to prior year. The increase is due to an increase in digital color graphic printing from new and existing customers, as well as an increase in sales in digital plan printing from our construction-oriented customers..
For the second quarter 2022, MPS sales increased 6.9% year-over-year. The increase in MPS sales reflect an increase of on-site printing volume as moderation of work-from-home directives encouraged more employees to return to offices during the period, as well as continuing activity on construction job sites where our equipment is often placed in job trailers for the duration of building projects.
For the second quarter 2022, Scanning and Digital Imaging sales increased 31.5% year-over-year. The increase in sales of our Scanning and Digital Imaging services was due to increased demand for paper-to-digital document conversions in re-opened offices and in response to increased marketing activity.
For the second quarter 2022, Equipment and Supplies sales grew 9.3% year-over-year. The increase was driven by demand from offices and job sites as they re-opened to employees, especially in the U.S.
Gross Profit

In millions unless otherwise indicated	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
Gross profit	$25.5	$22.4	$87.7	$22.3	$23.8	$22.8
Gross margin	34.2%	32.3%	32.2%	32.2%	32.8%	33.1%
Second quarter 2022 gross profit improved by $2.7 million over the same period in 2021 driven by higher sales in the period. Gross margin improvement was largely driven by the new cost structure we put in place in 2020, which we were able to leverage with the increase in sales.
Selling, General and Administrative Expenses

In millions	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
Selling, general and administrative expenses	$19.9	$19.4	$72.3	$17.9	$18.8	$18.5
Selling, general and administrative (SG&A) expenses in the second quarter 2022 increased in absolute dollars, but as a percentage of sales decreased by 30 basis points. The increase in absolute dollars was due to selective increases in salaries to retain existing employees or attract new hires, as well as commissions, bonuses, and travel resulting from increased sales and profitability.

Net Income and Earnings Per Share

In millions unless otherwise indicated	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
Net income attributable to ARC – GAAP	$3.3	$2.0	$9.1	$2.6	$3.2	$2.6
Adjusted net income attributable to ARC	$3.7	$2.0	$9.5	$2.7	$3.2	$2.6

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.08	$0.05	$0.21	$0.06	$0.07	$0.06
Adjusted diluted EPS	$0.08	$0.05	$0.22	$0.06	$0.08	$0.06
Year-over-year, net income attributable to ARC and earnings per share increased in the second quarter of 2022. Earnings growth was driven by the increase in net sales and the decrease in depreciation expense of $1.2 million, partially offset by the increase in selling, general and administrative expenses described above. As hybrid work schedules reduced office printing volumes, our need for printing equipment has significantly decreased and reduced our depreciation expense.
Cash Provided by Operating Activities

In millions	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
Cash provided by operating activities	$8.6	$2.9	$35.8	$7.6	$11.3	$11.5
The year-over-year decrease in cash flows from operations during the second quarter of 2022, compared to the same period in 2021, was primarily due to the timing of accounts receivable collections and timing of payroll.
EBITDA

In millions	2Q 2022	1Q 2022	FYE 2021	4Q 2021	3Q 2021	2Q 2021
EBITDA	$10.9	$8.6	$40.0	$9.9	$11.0	$10.7
Adjusted EBITDA	$11.3	$9.1	$41.7	$10.4	$11.5	$11.1
EBITDA and adjusted EBITDA grew in the second quarter of 2022 due to increased sales, offset by the increase in selling, general and administrative expenses described above.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2022	2021	2022	2021
Digital Printing	61.9%	62.6%	61.2%	61.7%
MPS	25.8%	26.2%	26.3%	27.1%
Scanning and Digital Imaging	5.8%	4.8%	5.9%	4.8%
Equipment and supplies sales	6.5%	6.4%	6.6%	6.4%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on August 3, 2022, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company’s second quarter of 2022. To access the live conference call, dial (888) 330-2446. International callers may join the conference by dialing (240) 789-2732. The conference code is 4600919 and will be required to dial into the call. A live webcast will also be made available from the “Overview” and “Events & Presentation” pages of ARC Document Solution's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “should,” “we are on track” “we are confident,” “we think,” “are within our reach,” “we will have produced,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
Current assets:	2022	2021
Cash and cash equivalents	$44,595	$55,929
Accounts receivable, net of allowances for accounts receivable of $2,190 and $2,104	44,363	39,441
Inventory	9,882	8,842
Prepaid expenses	4,654	4,125
Other current assets	3,279	4,207
Total current assets	106,773	112,544
Property and equipment, net of accumulated depreciation of $233,976 and $229,803	41,384	45,153
Right-of-use assets from operating leases	29,329	29,360
Goodwill	121,051	121,051
Other intangible assets, net	243	325
Deferred income taxes	10,639	13,293
Other assets	2,236	2,273
Total assets	$311,655	$323,999
Current liabilities:
Accounts payable	$23,690	$22,753
Accrued payroll and payroll-related expenses	10,145	11,857
Accrued expenses	16,462	16,752
Current operating lease liabilities	10,126	10,284
Current portion of finance leases	12,137	13,816
Total current liabilities	72,560	75,462
Long-term operating lease liabilities	24,579	24,952
Long-term debt and finance leases	59,995	64,426
Other long-term liabilities	177	167
Total liabilities	157,311	165,007
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 50,896 and 50,584 shares issued and 42,998 and 43,108 shares outstanding	51	50
Additional paid-in capital	131,119	129,881
Retained earnings	42,773	41,768
Accumulated other comprehensive loss	(3,549)	(2,501)
	170,394	169,198
Less cost of common stock in treasury, 7,898 and 7,476 shares	18,101	16,771
Total ARC Document Solutions, Inc. shareholders’ equity	152,293	152,427
Noncontrolling interest	2,051	6,565
Total equity	154,344	158,992
Total liabilities and equity	$311,655	$323,999

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$74,564	$68,799	$144,052	$130,529
Cost of sales	49,026	46,007	96,065	88,950
Gross profit	25,538	22,792	47,987	41,579
Selling, general and administrative expenses	19,939	18,549	39,294	35,544
Amortization of intangible assets	35	56	70	131
Income from operations	5,564	4,187	8,623	5,904
Other income, net	(9)	(12)	(34)	(23)
Interest expense, net	446	576	876	1,196
Income before income tax provision	5,127	3,623	7,781	4,731
Income tax provision	2,001	1,155	2,799	1,651
Net income	3,126	2,468	4,982	3,080
Loss attributable to the noncontrolling interest	136	106	252	283
Net income attributable to ARC Document Solutions, Inc. shareholders	$3,262	$2,574	$5,234	$3,363
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$0.06	$0.12	$0.08
Diluted	$0.08	$0.06	$0.12	$0.08
Weighted average common shares outstanding:
Basic	42,250	42,304	42,172	42,284
Diluted	43,490	42,597	43,630	42,613

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash flows from operating activities
Net income	$3,126	$2,468	$4,982	$3,080
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	129	42	201	6
Depreciation	5,153	6,319	10,547	12,768
Amortization of intangible assets	35	56	70	131
Amortization of deferred financing costs	15	16	30	32
Stock-based compensation	439	404	890	743
Deferred income taxes	1,843	1,042	2,578	1,434
Deferred tax valuation allowance	8	43	16	103
Other non-cash items, net	(56)	(41)	(106)	(79)
Changes in operating assets and liabilities:
Accounts receivable	(4,217)	(1,355)	(5,607)	(1,859)
Inventory	(289)	504	(1,156)	214
Prepaid expenses and other assets	1,984	1,973	5,197	5,323
Accounts payable and accrued expenses	428	43	(6,113)	(5,007)
Net cash provided by operating activities	8,598	11,514	11,529	16,889
Cash flows from investing activities
Capital expenditures	(1,424)	(986)	(2,666)	(1,554)
Other	54	89	142	220
Net cash used in investing activities	(1,370)	(897)	(2,524)	(1,334)
Cash flows from financing activities
Proceeds from stock option exercises	23	—	311	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	18	12	38	26
Share repurchases	(1,049)	(869)	(1,330)	(1,025)
Distribution to noncontrolling interest	(3,908)	—	(3,908)	—
Payments on finance leases	(3,794)	(4,748)	(7,827)	(9,565)
Borrowings under revolving credit facilities	38,000	23,750	76,000	38,750
Payments under revolving credit facilities	(39,250)	(25,000)	(78,500)	(45,000)
Payment of deferred financing costs	—	(281)	—	(281)
Dividends paid	(2,110)	(847)	(4,218)	(1,269)
Net cash used in financing activities	(12,070)	(7,983)	(19,434)	(18,364)
Effect of foreign currency translation on cash balances	(937)	278	(905)	231
Net change in cash and cash equivalents	(5,779)	2,912	(11,334)	(2,578)
Cash and cash equivalents at beginning of period	50,374	49,460	55,929	54,950
Cash and cash equivalents at end of period	$44,595	$52,372	$44,595	$52,372
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$2,674	$1,220	$4,363	$2,094
Operating lease obligations incurred	$3,652	$780	$4,799	$1,198

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Service sales
Digital Printing	$46,165	$43,089	$88,112	$80,523
MPS	19,248	18,005	37,902	35,340
Scanning and Digital Imaging	4,320	3,286	8,489	6,310
Total service sales	69,733	64,380	134,503	122,173
Equipment and Supplies Sales	4,831	4,419	9,549	8,356
Total net sales	$74,564	$68,799	$144,052	$130,529

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash flows provided by operating activities	$8,598	$11,514	$11,529	$16,889
Changes in operating assets and liabilities	2,094	(1,165)	7,679	1,329
Non-cash expenses, including depreciation and amortization	(7,566)	(7,881)	(14,226)	(15,138)
Income tax provision	2,001	1,155	2,799	1,651
Interest expense, net	446	576	876	1,196
Loss attributable to the noncontrolling interest	136	106	252	283
Depreciation and amortization	5,188	6,375	10,617	12,899
EBITDA	10,897	10,680	19,526	19,109
Stock-based compensation	439	404	890	743
Adjusted EBITDA	$11,336	$11,084	$20,416	$19,852

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income attributable to ARC Document Solutions, Inc.	$3,262	$2,574	$5,234	$3,363
Interest expense, net	446	576	876	1,196
Income tax provision	2,001	1,155	2,799	1,651
Depreciation and amortization	5,188	6,375	10,617	12,899
EBITDA	10,897	10,680	19,526	19,109
Stock-based compensation	439	404	890	743
Adjusted EBITDA	$11,336	$11,084	$20,416	$19,852
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income attributable to ARC Document Solutions, Inc.	$3,262	$2,574	$5,234	$3,363
Deferred tax valuation allowance and other discrete tax items	432	68	438	199
Adjusted net income attributable to ARC Document Solutions, Inc.	$3,694	$2,642	$5,672	$3,562

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$0.06	$0.12	$0.08
Diluted	$0.08	$0.06	$0.12	$0.08
Weighted average common shares outstanding:
Basic	42,250	42,304	42,172	42,284
Diluted	43,490	42,597	43,630	42,613

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.09	$0.06	$0.13	$0.08
Diluted	$0.08	$0.06	$0.13	$0.08
Weighted average common shares outstanding:
Basic	42,250	42,304	42,172	42,284
Diluted	43,490	42,597	43,630	42,613
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and six months ended June 30, 2022 and 2021 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and six months ended June 30, 2022 and 2021. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 to exclude stock-based compensation expense. The adjustment to exclude stock-based compensation expense to EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.